Exhibit 5.1

[Adams and Reese LLP letterhead]

April 23, 2015

Regions Financial Corporation

1900 Fifth Avenue North

Birmingham, Alabama 35203

Ladies and Gentlemen:

We render this opinion as counsel for Regions Financial Corporation, a Delaware corporation (“Regions”) in connection with its registration statement on Form S-8 for shares of its common stock to be issued under the Regions Financial Corporation 2015 Long Term Incentive Plan (the “Plan”). We have examined the Plan, records of proceedings of the board of directors and the compensation committee of Regions deemed by us to be relevant to this opinion, the registration statement, and such other records, documents, and instruments as we have deemed necessary to examine for the purpose of giving this opinion.

Based upon the foregoing, it is our opinion that, when the shares of common stock of Regions registered by means of the registration statement are issued in accordance with the terms and conditions of the Plan, and upon payment of the consideration therefore to the extent applicable, such shares will be validly issued, fully paid and non-assessable.

This opinion is provided to you for filing with the Securities and Exchange Commission as an exhibit required to be filed with Form S-8 under the Securities Act of 1933, and it may not be used or relied upon by any other person for any other purpose without our express written consent.

We consent to the inclusion of this opinion as an exhibit to the registration statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly,

/s/ Adams and Reese LLP